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                                                                    EXHIBIT 99.1

                                 [SARATOGA LOGO]

FOR IMMEDIATE RELEASE

Contact:          Robin Prever
Assistant:        Shanon Green
SARATOGA BEVERAGE GROUP, INC.
(518) 584-6363 ext. 111


                     SARATOGA BEVERAGE GROUP, INC. ANNOUNCES
                  ACQUISITION OF THE FRESH JUICE COMPANY, INC.
                            AND RELATED TRANSACTIONS

Saratoga Springs, NY, February 1, 1999 - Saratoga Beverage Group, Inc. (Nasdaq:
TOGA) announced that it consummated the acquisition by merger of The Fresh Juice Company, Inc. on January 29, 1999. Fresh Juice will be operated as a wholly owned subsidiary of Saratoga. Pursuant to the terms of the merger, each holder of a share of Fresh Juice common stock will receive $2.244 per share in cash and
 .33 shares of Class A common stock of Saratoga. Saratoga and Fresh Juice noted that the merger received the overwhelming approval of their shareholders.

The Fresh Juice common stock (Nasdaq: FRSH) ceased trading on Nasdaq, effective February 1, 1999. The record holders of Fresh Juice common stock will receive transmittal documents later this week allowing them to convert their shares of Fresh Juice common stock into cash and Saratoga Class A common stock.

In connection with the merger, Saratoga also announced that it has consummated a secured financing with NationsBank, N.A., which includes a $8 million term loan and a $14 million revolving credit facility.

In addition, Saratoga announced that R.J. Barry Cox has been added to the Board of Directors of Saratoga. Mr. Cox has extensive experience in the food and beverage industry, including serving as Chairman of the world-famous Hard Rock Cafe in its formative years as a public company. Mr. Cox replaces John Morabito, who resigned from the Board of Directors to become an executive officer of Saratoga. Saratoga also announced that Steven Bogen, who was the Chief Executive Officer of Fresh Juice prior to the merger, has been added to the Board of Directors of Saratoga. Mr. Bogen is also a consultant to Saratoga following the merger.

Robin Prever, President and Chief Executive Officer of Saratoga, stated that "We are pleased that the merger and financing have been completed. The acquisition of Fresh Juice is a terrific opportunity for the shareholders of Saratoga, including our new shareholders from the Fresh


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Juice transaction. The acquisition gives our Company critical mass and furthers the Company's strategy of rolling up specialty beverage companies with similar distribution channels. We are also pleased to have NationsBank as our partner in furthering our goal of creating shareholder value."

This news release contains forward-looking statements which are based on Saratoga's expectations and are subject to a number of risks and uncertainties, certain of which are beyond Saratoga's control. Actual results could vary materially from expected results due to a variety of factors, including but not limited to, the general performance of the economy, specifically as it affects the retail beverage industry, factors applicable to Saratoga and its business referred to in the Securities and Exchange Commission filings of Saratoga, particularly Saratoga's Annual Reports on Form 10-K for the year ended December 31, 1997 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998; and factors applicable to Fresh Juice, particularly Fresh Juice's Annual Report on Form 10-KSB for the year ended November 30, 1997, as amended, and its Quarterly Reports on Form 10-QSB for the quarters ended February 28, 1998, May 31, 1998 and August 31, 1998.

Saratoga Beverage Group, Inc., formerly the Saratoga Spring Water Company, was founded in 1872. Saratoga produces sparkling and non-carbonated spring water products and Saratoga Splash and, through its subsidiary The Fresh Juice Company, Inc., manufactures, markets and distributes fresh squeezed and frozen fresh squeezed citrus juices, fresh fruit smoothies (blends of juices and purees) and other non-carbonated beverages marketed under the labels "Fresh Pik't," "the Fresh Juice Company," "Hansen's," "Ultimate" and "Just Pik't." Saratoga's Class A common stock is traded on the Nasdaq SmallCap Market under the symbol TOGA.